  Exhibit 99.1

RumbleOn Announces Appointment of Adam Alexander to its Board of Directors

DALLAS – RumbleOn (NASDAQ: RMBL), the e-commerce company using innovative technology to simplify how dealers and consumers buy, sell, trade or finance pre-owned vehicles, today announced Adam Alexander has been appointed as a director to the Company’s board of directors, effective July 15, 2020. The Company also announced that Kartik Kakarala has resigned from the board of directors, effective July 15, 2020.

Alexander has robust experience in the automotive industry in the US and abroad. He is the founder and CEO of Bidpath Inc, a SaaS developer of technology for the auction industry. Bidpath is the leading global auction technology company that provides custom software and integrated solutions to over 600 companies.

“We are pleased to welcome Adam to RumbleOn’s Board. Adam has a long history of success managing industrial auctions and auction technology across the globe. His experience will be a valuable asset to RumbleOn as we extend our industry relationships and focus on delivering long-term shareholder value through profitable growth,” said RumbleOn’s Chief Executive Officer Marshall Chesrown.

Adam Alexander commented, "RumbleOn’s platform and technology remove all friction to make it the ultimate vehicle marketplace to allow buyers and sellers to transact in a fast and easy way, regardless of their geographic locations. I look forward to working with Marshall, Steve and the entire Board in guiding the company on this next chapter."

In 1997 Mr. Alexander co-founded CA Global Partners, a full-service auction and liquidation company. Since 2010, CA Global Partners has expanded globally managing hundreds of auction and liquidation projects in UK, Europe, Asia, Australia, Africa as well as all across North America. Mr. Alexander attended Pepperdine University where he received a BS in Business Management, and subsequently received an MBA in Global Business which was jointly conferred by NYU Stern, HEC School of Management in Paris, and the London School of Economics and Political Science.

“As one of our first board members, we are grateful for Kartik’s many contributions. On behalf of our board of directors, I thank Kartik for his valuable service and wish him the best in future endeavors,” concluded Chesrown.

About RumbleOn

RumbleOn (NASDAQ: RMBL) is an e-commerce company that uses innovative technology to simplify how dealers and customers buy, sell, trade, or finance pre-owned vehicles through RumbleOn’s 100% online marketplace. Leveraging its capital-light network of regional partnerships and innovative technological solutions, RumbleOn is disrupting the old-school pre-owned vehicle supply chain by providing dealers with technology solutions and consumers with an efficient, timely and transparent transaction experience. For more information, please visit http://www.rumbleon.com.

Cautionary Note Regarding Forward Looking Statements

This press release may contain “forward-looking statements” as that term is defined under the Private Securities Litigation Reform Act of 1995 (PSLRA), which statements may be identified by words such as “expects,” “projects,” “will,” “may,” “anticipates,” “believes,” “should,” “intends,” “estimates,” and other words of similar meaning. Readers are cautioned not to place undue reliance on these forward-looking statements, which are based on RumbleOn’s expectations as of the date of this report and speak only as of the date of this report and are advised to consider the factors listed under the heading “Forward-Looking Statements” and “Risk Factors” in RumbleOn’s SEC filings, as may be updated and amended from time to time. RumbleOn undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Investor Relations:
The Blueshirt Group
Dylan Solomon
investors@rumbleon.com

Source: RumbleOn, Inc